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                                                             Exhibit 12

           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)


                                                    Nine Months Ended
                                                      September 30,
                                                   1998          1997
                                                 (dollars in thousands)
Earnings:

  Income before provision for income
    taxes                                        $226,137      $160,390
  Interest expense (including $23,221
    for 1997 to fund assets held for
    sale)                                         368,883       358,129
  Implicit interest in rents                        8,543        10,102

Total earnings                                   $603,563      $528,621

Fixed charges:

  Interest expense (including $23,221
    for 1997 to fund assets held for
    sale)                                        $368,883      $358,129
  Implicit interest in rents                        8,543        10,102

Total fixed charges                              $377,426      $368,231


Ratio of earnings to fixed charges                   1.60          1.44
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